                                                                     Exhibit 2.1










                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 17, 1997

                                  BY AND AMONG

                         SWISSRAY MEDICAL SYSTEMS, INC.

                          SWISSRAY INTERNATIONAL, INC.

                           SERVICE SUPPORT GROUP, LLC

                                   GARY DURDAY

                                  MICHAEL HARLE

                                       AND

                                 KENNETH MONTLER
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                                TABLE OF CONTENTS



ARTICLE I
         PURCHASE AND SALE OF ASSETS..............................................................................5
         1.1      Assets..........................................................................................5
         1.2      Liabilities.....................................................................................8
         1.3      Purchase Price; Allocation; Adjustment.........................................................10
         1.4      Shared Accounts................................................................................10
         1.5      Further Assurances; Post-Closing Cooperation...................................................11

ARTICLE II

         DELIVERIES..............................................................................................12

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF
         SELLERS AND THE COMPANY.................................................................................12
         3.1      Organization...................................................................................12
         3.2      Authority......................................................................................13
         3.3      No Violation...................................................................................13
         3.4      Financial Statements...........................................................................13
         3.5      Taxes..........................................................................................14
         3.6      Governmental Approvals and Filings.............................................................14
         3.7      Legal Proceedings..............................................................................14
         3.8      Compliance With Laws and Orders................................................................14
         3.9      Intellectual Property..........................................................................14
         3.10     Contracts......................................................................................15
         3.11     Permits........................................................................................16
         3.12     Liens..........................................................................................16
         3.13     No Adverse Change..............................................................................16
         3.14     Entire Business................................................................................17
         3.15     Restrictions on Conduct of Business............................................................17
         3.16     Other Negotiations; Brokers....................................................................18
         3.17     Benefit Plans, ERISA...........................................................................18
         3.18     Employees; Labor Relations.....................................................................19
         3.19     Real Property..................................................................................19

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
         3.20     Tangible Personal Property.....................................................................20
         3.21     Environmental Matters..........................................................................20
         3.22     Accounts Receivable............................................................................20
         3.23     Inventory......................................................................................20
         3.24     Disclosure.....................................................................................20

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................21
         4.1      Authority......................................................................................21
         4.2      No Violation, Etc..............................................................................21
         4.3      Financial Statements...........................................................................21
         4.4      Disclosure.....................................................................................22

ARTICLE V

         PUT OPTION..............................................................................................22

ARTICLE VI

         NON-COMPETE; NO SOLICITATION............................................................................23
         6.1      Non-Compete....................................................................................23
         6.2      No Solicitation................................................................................23

ARTICLE VII

         SURVIVAL OF REPRESENTATIONS, WARRANTIES,
         COVENANTS AND AGREEMENTS................................................................................24

ARTICLE VIII

         INDEMNIFICATION
         8.1      Indemnification................................................................................24
         8.2      Method of Asserting Claims.....................................................................25

ARTICLE IX

         EMPLOYEE BENEFITS MATTERS...............................................................................27
         9.1      Hiring of Employees............................................................................27
         9.2      Cessation of Transferred Employees Participation in Benefit Plans..............................27

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
         9.3      No Assumption of Benefit Plans or Funds Therefrom..............................................27
         9.4      Sellers, and the Company's Retention of Employment and Benefits Liability......................27
         9.5      No Employee Rights.............................................................................28

ARTICLE X

         INVESTMENT REPRESENTATIONS..............................................................................28

ARTICLE XI

         DEFINITIONS.............................................................................................29

ARTICLE XII

         MISCELLANEOUS ..........................................................................................36
         12.1     Expenses.......................................................................................36
         12.2     Binding Effect.................................................................................36
         12.3     Severability...................................................................................36
         12.4     Amendment......................................................................................36
         12.5     Entire Agreement...............................................................................36
         12.6     No Third Party Beneficiaries...................................................................36
         12.7     Headings.......................................................................................37
         12.8     Governing Law..................................................................................37
         12.9     Aribtration....................................................................................37
         12.10    Remedies.......................................................................................37
         12.11    Counterparts...................................................................................37

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
                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated as of October 17, 1997, by and among SWISSRAY MEDICAL SYSTEMS, INC., a Delaware corporation ("Purchaser"), SWISSRAY INTERNATIONAL, INC., a New York corporation ("Parent"), SERVICE SUPPORT GROUP, LLC, a limited liability company organized under the laws of the State of Washington (the "Company"), GARY DURDAY ("Durday"), MICHAEL HARLE ("Harle") and KENNETH MONTLER ("Montler" and together with Durday and Harle, the "Sellers").

                  WHEREAS, Sellers presently own all of the issued and outstanding membership interests in the Company; and

                  WHEREAS, Sellers and the Company intend to sell to Purchaser, and Purchaser intends to purchase from Sellers, all of the assets of the Company.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements and the representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

                  1.1 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, the Closing Sellers and the Company will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase from Sellers and the Company, free and clear of all Liens, all of the Company's right, title and interest in, to and under all of the Assets of the Company, whether or not reflected in the books and records of the Company, except as otherwise provided in Section 1.1(b) (collectively, the "Acquired Assets"), including without limitation, the following:

                  (i) Cash and Investment Assets. all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, all investment assets and all bank accounts, brokerage accounts and other accounts in which any of the foregoing is held ("Cash Equivalents");

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                  (ii) Inventory. All inventories, irrespective of whether or not recorded in the Company's books and notwithstanding how classified in the financial records of the Company, of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Company conducts its business, or located at customers' premises on consignment or otherwise, or warehoused or otherwise stored by third parties on behalf of the Company including, without limitation, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Company against suppliers of such inventories (the "Inventory") and all software, computer records, electronic data and other records relating to Inventory;

                  (iii) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness owing to the Company and rights to receive payments arising out of sales occurring in the conduct of the business or operations of the Company and the security agreements related thereto including, but not limited to, those listed in Section 1.1(a)(iii) of the Disclosure Schedule, and including any rights of the Company with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith and all software, computer records, electronic data and other records relating to accounts receivable (the "Accounts Receivable");

                  (iv) Prepaid Items; Deferred Charges. All prepaid items and deferred charges including, but not limited to, those listed in Section 1.1(a)(iv) of the Disclosure Schedule (the "Prepaid Expenses");

                  (v) Tangible Personal Property. All furniture, fixtures, building improvements (including, without limitation, those located at 5775 Soundview Drive, Suite 103A, Gig Harbor, WA 98335), equipment, machinery, vehicles and other tangible personal property of the Company (other than Inventory which is the subject of clause (ii) of this Section 1.1(a)) whether or not at the locations at which the Company conducts its business or at customers' premises on consignment, or otherwise, including, without limitation, the items listed in Section 1.1(a)(v) of the Disclosure Schedule, and including, without limitation, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person and all software, computer records, electronic data and other records relating to thereto (the "Tangible Personal Property");

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                  (vi) Business Contracts. All Contracts relating to the
         Company's business including, without limitation, those described in
         Section 1.1(a)(vi) of the Disclosure Schedule to which the Company is a party, including without limitation, leases of personal property or real property as to which the Company is either the lessor, sublessor, lessee or sublessee, Contracts relating to suppliers, sales representatives, dealers, distributors, purchase orders, marketing arrangements, maintenance agreements, manufacturing arrangements, confidentiality agreements and non-compete agreements (the "Business Contracts");

                  (vii) Intangible Personal Property. All Intellectual Property of Sellers and the Company (including without limitation Sellers' and the Company's goodwill therein) utilized in or applicable to the Company's business and all rights, privileges, claims, causes of action and options relating or pertaining to the Company's business or the Acquired Assets, including, without limitation, the items listed in
         Section 1.1(a)(vii) of the Disclosure Schedule and all drawings, blueprints, sketches and specifications relating thereto (the "Acquired Intangible Personal Property");

                  (viii) Permits. All Permits utilized in the conduct of the Company's business, other than general licenses or qualifications to do business in a particular jurisdiction including, without limitation, the Permits listed in Section 1.1(a)(viii) of the Disclosure Schedule (the "Business Permits");

                  (ix) Books and Records. All Books and Records used or held for use in the conduct of the business or operations of the Company or otherwise relating to the Acquired Assets or the Company's business, other than the tax records and the minute books of the Company (the "Books and Records"); and

                  (x) Other Assets and Properties. All other Assets and Properties of the Company except as otherwise provided in Section 1.1(b) (the "Other Assets").

                  (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of the Company (the "Excluded Assets") shall be excluded from and shall not constitute Acquired
Assets:

                  (i) Corporate Records. The tax records and minute books of the Company;

                  (ii) Employee Benefit Plans. All assets owned or held by or for or with respect to any Benefit Plans of the Company; and

                  (iii) Certain Rights. Sellers' and the Company's rights under this Agreement.

                  (c) Nonassignable Agreements.

                  (i) To the extent that any Business Contract or Business Permit is not assignable or transferable without the consent or waiver of the other party thereto or the issuer thereof or any third party (including, but not limited to, any Governmental Authority), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer thereof until such consent or waiver has been obtained.

                  (ii) Sellers and the Company shall use their best efforts, and the Purchaser shall reasonably cooperate therewith, to obtain the consents and waivers referred to in Section 1.1(c)(i). To the extent that any consent or waiver referred to in Section 1.1(c)(i) is not obtained by Sellers prior to the date hereof, Sellers and the Company shall (A) use their best efforts to provide to the Purchaser the benefits of any such Business Contract or Business Permit; (B) cooperate in any reasonable and lawful arrangement requested by the Purchaser designed to provide such benefits to the Purchaser; and (C) at the request of the Purchasers, enforce for the account of the Purchaser any right of the Company arising from any such Business Contract or Business Permit, described in Section 1.1(c)(i) against such issuer or the other party or parties thereto.

                  (iii) To the extent that the Purchaser is provided the benefits pursuant to this Section 1.1(c) of any such Business Contract or Business Permit, the Purchaser shall perform for the benefit of the issuer thereof or the other party or parties thereto, the obligations of the Company thereunder or in connection therewith.

         1.2 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Acquired Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement and except as otherwise provided in Section 1.2(b), on the date hereof, the Purchaser will assume and agree to pay, perform and discharge when due the following obligations of the Company, as the same shall exist on the date hereof, which are not Retained Liabilities (as hereafter defined) (the "Assumed Liabilities"), and no others:

                  (i) Accounts Payable. All obligations of the Company to pay the accounts payable arising in the ordinary course of business consistent with past practices after the date hereof;

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
                  (ii) Obligations under Contracts and Licenses. All obligations of the Company under the Business Contracts and Business Permits transferred to the Purchaser pursuant to this Agreement and arising and to be performed on or after the date hereof, and excluding any such obligations arising or to be performed prior to the date hereof;

                  (iii) Accrued Expenses. All obligations of the Company with respect to accrued expenses incurred in the ordinary course of business consistent with past practices all as listed in Section 1.2(a)(iii) of the Disclosure Schedule, including accrued vacation pay, sick leave and payroll taxes with respect to Transferred Employees.

                  (b) Retained Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not assume any other Liabilities or other contingencies of the Company, the Sellers, or any Affiliate of any of the foregoing (and the same shall not constitute Assumed Liabilities) whether or not reflected or reserved for in the financial statements of the Company, including, without limitation, Liabilities (i) which arise out of or relate to any tort or breach of contract (including, without limitation, any breach of any Contract occurring prior to the date hereof and any and all of the Company's Liabilities, if any, arising out of or in connection with that certain lawsuit among Joseph Hansbauer, as Plaintiff, Serviscope Corporation, as defendant and third-party plaintiff, and the Company et al., as third-party defendants, Case No. C- 1-97-884 filed in the Untied States District Court of Ohio, Western Division), (ii) to any present or former employee, agent, director, officer, member, contractor or consultant or any of the Sellers or any Affiliate of any Seller arising prior to or as a result of the date hereof or any Governmental Authority under or in connection with any Benefit Plan and any other pension, welfare or profit sharing plan or other employee benefit plan or arrangement, including, without limitation, all Liabilities and other contingencies retained by the Company pursuant to Section 9.4 of this Agreement and any obligation to provide, other than accrued vacation, sick leave and payroll taxes with respect to Transferred Employees specifically assumed in accordance with Section 1.2(a)(iii) hereof, consultant severance pay, (iii) arising under or pursuant to any Environmental Law, (iv) for Taxes of Sellers, the Company, any Affiliate of Sellers or the Company, or the Assets of any of the foregoing, (v) relating to or arising in connection with any defect in construction or design of any product manufactured, designed, licensed, distributed or sold by the Company or any Affiliate of the Company or any predecessor thereof, (vi) relating to or arising in connection with the Excluded Assets or (vii) relating to or arising in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any legal fees or fees of any other consultants or accountants incurred by the Company in connection with this Agreement or the transactions contemplated hereby) (the foregoing, collectively, the "Retained Liabilities"). In addition, except for the Assumed Liabilities, the Purchasers shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities or other contingencies of the Company, Sellers or any Affiliate of any

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
of the foregoing (including, without limitation, those related to the Company's business) of any kind, character or description whatsoever, known or unknown, contingent or otherwise, asserted or unasserted, including without limitation, those Liabilities, whenever asserted, arising out of events occurring or facts existing prior to the date hereof. Sellers and the Company shall discharge in a timely manner or otherwise make adequate provision for all of the Retained Liabilities.

         1.3 Purchase Price; Allocation; Adjustment.

                  (a) Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall consist of: (i) $621,892.42 (the "Cash Portion"), which shall be payable in cash on the date hereof; (ii) 333,333 shares of Parent Common Stock (the "Stock Portion"); (iii) an amount equal to 50% of (A) the accounts receivable listed on Schedule 1.4(a) and (B) the accounts receivable listed on Schedule 1.4(b) hereto net of the accounts payable directly related thereto (collectively, the "Shared Accounts") to the extent actually collected by Purchaser and net of any business and occupation taxes owed thereon, payable in the manner set forth in Section 1.4; and (iv) the assumption by the Purchasers of the Assumed Liabilities.

                  (b) Allocation of Purchase Price. The parties hereto acknowledge and agree that the purchase and sale of the Acquired Assets is an "applicable asset acquisition" within the meaning of Section 1060(c) of the Code. The Purchase Price (including for this purpose the Assumed Liabilities) shall be allocated among the Acquired Assets as set forth in Section 1.3(b) of the Disclosure Schedule and the parties agree to be bound by, and shall file Tax Returns consistent with, such allocations.

         1.4 Shared Accounts.

         Within 5 days of the end of each month during which Purchaser shall collect funds with respect to any Shared Accounts, Purchaser shall pay to the Company an amount equal to 50% of the aggregate amount collected with respect to Shared Accounts net of any business and occupation taxes owed thereon and with respect to the accounts receivable listed on Schedule 1.4(b) net of the accounts payable directly related thereto during the immediately preceding month until the earlier of (i) such time as all Shared Accounts shall have been collected by Purchaser or (ii) the parties hereto shall have jointly determined that any Shared Accounts remaining are no longer collectable.

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
         1.5 Further Assurances; Post-Closing Cooperation.

                  (a) At any time or from time to time after the date hereof, at the Purchaser's request and without further consideration, each Seller and the Company shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Acquired Assets, and, to the fullest extent permitted by Law, to put the Purchasers in actual possession and operating control of the Acquired Assets and the Company's business and to assist the Purchaser in exercising all rights with respect thereto.

                  (b) Effective on the date hereof, each Seller and the Company hereby constitutes and appoints the Purchaser the true and lawful attorney of each Seller and the Company, with full power of substitution, in the name of each Seller and the Company, but on behalf of and for the benefit of the
Purchaser: (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Purchaser shall deem desirable. Each Seller and the Company hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Each Seller and the Company shall deliver to the Purchaser at date hereof an acknowledged power of attorney to the foregoing effect executed by each Seller and the Company.

                  (c) At any time after the date hereof upon the written request of the Purchaser to either Seller, or either Seller to the Purchaser, stating the need therefor for litigation, Tax or accounting purposes, the party receiving such request shall (i) make or cause to be made available to the other party, its related companies or successors, and permit such other party and its agents to inspect and copy, the books and records of the party receiving such request (which for purposes hereof will be limited to the Books and Records included in the Acquired Assets if the Purchaser is the party receiving such request); and (ii) assist in arranging discussions with (and calling as witnesses) officers, employees and agents of the party receiving such request on matters relating to the Acquired Assets, the Assumed Liabilities, the Excluded Assets and the Retained Liabilities, subject to the reimbursement of the party receiving such request for any actual out-of-

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
pocket expenses incurred by the party receiving such request in the performance of its obligations under this Section 1.5(c).

                                   ARTICLE II

                                   DELIVERIES

         2.1 Deliveries

                  Simultaneously with the execution of this Agreement on the date hereof,, (a) Sellers and the Company are delivering to Purchaser (i) a duly executed Bill of Sale and Assignment Agreement, substantially in the form of Exhibit A hereto (the "Bill of Sale and Assignment Agreement"), (ii) a duly executed Assumption Agreement, substantially in the form of Exhibit B hereto (the "Assumption Agreement"), (iii) duly executed Employment Agreements between the Purchaser and Gary Durday and Kenneth Montler, as well as between Swissray Healthcare, Inc. and Michael Harle, substantially in the forms of Exhibit C hereto (the "Seller Employment Agreements"), (iv) a duly executed copy of the Registration Rights Agreement substantially in the form of Exhibit D hereto (the "Registration Rights Agreement") and (v) such other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser as may be reasonably requested by Purchaser, and (b) Purchaser is delivering to the Company (i) the aggregate Cash Portion, (ii) one or more certificates representing 333,333 shares of Parent Common Stock and (iii) duly executed Bill of Sale and Assignment Agreement, Assumption Agreement, Seller Employment Agreements and the Registration Rights Agreement.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             SELLERS AND THE COMPANY

                  Each of the Sellers and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

                  3.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has full power and authority to (i) own or lease its properties and to operate its business as presently conducted, and
(ii) enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is qualified as a foreign corporation in, and is in good standing under the laws of, each jurisdiction where the character of the Acquired Assets or the nature of its business makes such qualification necessary and in which the failure to so qualify or be in good standing would have a material adverse effect on the Company's business or the financial position, results of operations, properties or prospects of its business or the Acquired Assets. Seller has heretofore provided to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company.

                  3.2 Authority. The execution and delivery of this Agreement and the Transaction Documents by the Company, and the performance by the Company of its respective obligations hereunder and thereunder, have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by each of the Sellers and the Company and constitutes the legal, valid and binding obligation of each of the Sellers and the Company, enforceable against each of the Sellers and the Company in accordance with its terms. Upon execution and delivery of such of the Transaction Documents to which they are a party by the Sellers and the Company, such Transaction Documents will constitute the legal, valid and binding obligations of each of the Sellers and the Company, enforceable against each of the Sellers and the Company in accordance with their respective terms.

                  3.3 No Violation. The execution and delivery by each of the Sellers and the Company of this Agreement and the Transaction Documents to which they are party does not, and the performance by the Sellers and the Company of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of or default under, or result in any person having the right to terminate or modify, (i) the certificate of formation or the limited liability company agreement of the Company, (ii) any note, bond, mortgage or other Contract, commitment or arrangement to which any Seller or the Company is a party or by which any of the Acquired Assets is bound or (iii) any Order or Law applicable to the Company or to any of the Acquired Assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by any Seller or the Company in connection with the execution and delivery of this Agreement or the Transaction Documents to which they are a party or the consummation of the transactions contemplated hereby or thereby. None of the Sellers or the Company is bound by any agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, etc.) with respect to the sale, transfer or conveyance of the Acquired Assets or voting of any interest in the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities).

         3.4 Financial Statements. Section 3.4 of the Disclosure Schedule contains balance sheets as of May 31, 1997 and September 30, 1997 and income statements and statements of cash flow for the 9 month period ended May 31, 1997 and for the 12 month period ended September 30, 1997.

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
All such financial statements fairly present the financial condition, results of operations, changes in stockholders' equity and cash flow of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of interim financial statements, to year-end adjustments).

                  3.5 Taxes. The Company (i) has duly and timely filed or caused to be filed all federal, state and local Tax returns required to be filed on or before the date hereof and each such Tax return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon and (ii) has, or (with respect to items of income, gain, loss or deduction attributable to their membership interest in the Company) the members of the Company have, paid all Taxes owed (whether or not shown on such Tax returns) by the Company. In connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, customer, supplier or other third party, the Company has timely withheld, deposited and paid in full such Taxes. There are no Liens for Taxes upon the Acquired Assets.

                  3.6 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of any Seller or the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it, or he, is a party or the consummation of the transactions contemplated hereby or thereby.

                  3.7 Legal Proceedings. Except for the litigation referenced in
Section 1.2(b)(i), there are no Actions or Proceedings pending or, to the knowledge of the Sellers or the Company, threatened against, relating to or affecting the Company, its business or the Acquired Assets. There are no facts or circumstances known to any Seller or the Company that could reasonably be expected to give rise to any Action or Proceeding against the Company or the Acquired Assets. None of the Sellers or the Company has received notice of or is aware of any Orders outstanding against the Company or against any Seller with respect to the Acquired Assets.

                  3.8 Compliance With Laws and Orders. None of the Sellers or the Company is or has at any time since the Company's organization been, or has received any notice that it is or has been, in violation of or in default under any Law or Order applicable to the Company, its business or the Acquired Assets.

                  3.9 Intellectual Property. The Company has all right, title and interest in or a valid, binding and enforceable license to use all of the Intellectual Property included in the Intangible Personal Property (the "Acquired Intellectual Property"). No Intellectual Property is used or necessary to conduct the Company's business as presently conducted and as proposed to be conducted by Purchaser following transfer of the Acquired Assets to it. With respect to the Acquired Intellectual Property (i) the Company has the exclusive right to use, and transfer to

Purchaser, and upon such transfer Purchaser will have the exclusive right to use, the Acquired Intellectual Property, (ii) all registrations on behalf of the Company or Sellers with, and applications to, all Governmental or Regulatory Authorities in respect of the Acquired Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Sellers or the Company to maintain their validity or effectiveness; (iii) Sellers and the Company have delivered to Purchaser prior to the execution of this Agreement true and complete copies of all registrations, applications and other filings with Governmental or Regulatory Authorities in respect of the Acquired Intellectual Property and all other documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Acquired Intellectual Property, which other documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret, (iv) the Company has taken all necessary measures (including, but not limited to all necessary patent, trademark and copyright applications and all other intellectual property applications and related filings) to protect the secrecy, confidentiality and value of all inventions, processes, designs, computer programs or other know-how or trade secrets in respect of the Acquired Assets, and (v) none of the Sellers or the Company has any knowledge that the Acquired Intellectual Property is being infringed upon by any other Person. The Acquired Intellectual Property does not infringe upon any Intellectual Property of any other Person, and no claim is pending or, to the knowledge of the Sellers or the Company, has been threatened to such effect.

                  3.10 Contracts.

                  (a) Other than the Business Contracts, there are no Contracts or other arrangements which are necessary for, or material to, the Company's business. True and complete copies or, in the case of oral Contracts, descriptions of all Business Contracts, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement. Each Business Contract is on an arm's-length basis on competitive terms.

                  (b) Each Business Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. None of the Sellers or the Company, nor to the knowledge of the Sellers or the Company, any other party to such Business Contract, has received notice that it is, in violation or breach of or default under any such Business Contract, or with notice or lapse of time or both, would be in violation or breach of or default under any such Business Contract. There are no restrictions on the assignment or transfer to the Company of any Business Contract and, upon such assignment or transfer to Purchaser, Purchaser will have all of the rights of the assignor or transferor under each Business Contract.

                  3.11 Permits. The Business Permits constitute all Permits used in and material to the Company's business. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all Business Permits. Seller owns or validly holds all Business Permits. Each Business Permit is valid, binding and in full force and effect. The Company is not, the Sellers or the Company have not received any notice that the Company is, in default, or with the giving of notice or lapse of time or both, would be in default under any such Permit. There are no restrictions on the assignment or transfer of any Business Permits to the Company, and upon the assignment thereof to Purchaser, will have all of the rights of the assignor or transferor under all Business Permits.

                  3.12 Liens. None of the Acquired Assets is subject to any Liens other than Permitted Liens.

                  3.13 No Adverse Change. No material adverse change in the condition (financial or otherwise) or results of operations of the Company (except for any changes as a consequence of directing business to Purchaser under the Consulting Agreement, dated as of June 1, 1997 by and between the Company and Purchaser) or the Acquired Assets has occurred since May 31, 1997. In addition, without limiting the foregoing, except as disclosed in Section 3.13 of the Disclosure Schedule, there has not occurred since May 31, 1997;

                  (a) any declaration, setting aside or payment of any dividend or distribution of profits, or other distribution in respect of the capital, of the Company or any redemption or acquisition by the Company of any in the capital of the Company;

                  (b) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is, or after giving effect to such change would be, $100,000 or more; or (ii) any establishment, amendment, modification or termination (partial or complete) of any Benefit Plan, employment Contract or other employee compensation arrangement;

                  (c) (i) incurrence by the Company of Indebtedness in excess of $25,000 in the aggregate or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

                  (d) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company;

                  (e) any material change in (i) any pricing practice or policy of the Company, (ii) accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, (iii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes or (iv) the fiscal year of the Company;

                  (f) any write-off or write-down of or any determination to write off or write-down any of the Assets of the Company in an aggregate amount exceeding $25,000;

                  (g) any acquisition of any Assets of any Person or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets of the Company, other than acquisitions or dispositions of inventory in the ordinary course of business of Sellers consistent with past practice and the terms of this Agreement;

                  (h) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Business Contract (or any Contract which would be a Business Contract) or (ii) any license with respect to any Intellectual Property;

                  (i) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $25,000;

                  (j) any commencement, termination or change by the Company of any line of business;

                  (k) any transaction by the Company with any Seller, officer, director, employee, consultant, contractor or other Affiliate of the Company or the Sellers or any Affiliate of any such officer, director or Affiliate; or

                  (l) entering into of an agreement to do or engage in any of the foregoing.

                  3.14 Entire Business. The transfer of the Acquired Assets by the Company to Purchaser pursuant to this Agreement will effectively convey to Purchaser all the Assets of the Company other than the Excluded Assets.

                  3.15 Restrictions on Conduct of Business. Except as provided in this Agreement, the Company is not, and upon transfer of the Acquired Assets to Purchaser, Purchaser will not be, prohibited or otherwise restricted from conducting the business conducted by the Company by any Contract, any Governmental Authority or any Law or Order.

                  3.16 Other Negotiations; Brokers. None of the Sellers, the Company or any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller, the Company or any such Affiliate (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or the Transaction Documents or (ii) has entered into any Contract or had any discussions with any third party regarding any transaction involving the Company, its business or any of the Acquired Assets. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement or the Transaction Documents on the basis of any act or statement made or alleged to have been made by any Seller, the Company or any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller, the Company or any such Affiliate.

                  3.17 Benefit Plans; ERISA. All Benefit Plans of the Company are listed in Section 3.17 of the Disclosure Schedule, and copies of all documentation relating to such Benefit Plans have been delivered or made available by the Company to the Purchaser. Except as disclosed in Section 3.17 of the Disclosure Schedule:

                  (a) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable Law, including ERISA and the Code and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code, and there are no facts which may impact adversely such qualification or tax-exempt status;

                  (b) the Company is not now, and at no time have been, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, with any other enterprise, and there exists no ERISA Affiliates of the Company;

                  (c) the Company does not presently maintain or contribute to, and at no time has maintained or contributed to, any single-employer plan (within the meaning of section 4001(a)(15) of ERISA) or any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA), and neither Seller nor Principal could have liability to any Person under Title IV of ERISA;

                  (d) the Company has not incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA.

                  (e) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan, program or agreement, will be established or become accelerated, vested or payable by reason of the transactions contemplated under this Agreement;

                  (f) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code;

                  (g) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan; and

                  (h) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the date hereof, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date and the Company will have performed by the date hereof all obligations required to be performed as of such date under all Benefit Plans.

                  3.18 Employees; Labor Relations. (i) Section 3.18(a) of the Disclosure Schedule contains a list of the name of each full-time employee of the Company, together with such person's position or function, annual base salary or wages and any benefits, incentives and bonus arrangement with respect to such person. None of the Sellers or the Company has received any information that would lead it, or him, to believe that any employees will cease to be employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

                  (i) No employee of the Company is presently a member of a collective bargaining unit and, to the knowledge of Sellers and the Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company and (ii) no unfair labor practice complaint or sex or age discrimination claim has been brought against the Company before the National Labor Relations Board or any other Governmental Authority. There has been no work stoppage, strike or other concerted action by employees of the Company. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining.

                  3.19 Real Property. Section 1.1(a)(vi) of the Disclosure Schedule contains a true and correct list of all real property leases and any amendments, modifications or extensions thereto. The Company does not have fee simple title to or any other interests in any real property.

the Company has delivered to the Purchaser prior to the execution of this Agreement true and complete copies of (i) all such leases (including any amendments and renewal letters).

                  3.20 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property. All the Tangible Personal Property is free and clear of all Liens, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

                  3.21 Environmental Matters. The Company has obtained all Permits which are required in respect of the Company's business, operations or the Acquired Assets under applicable Environmental Laws. The Company and its operations and properties, are and have been in compliance in all material respects with the terms and conditions of all such Permits and with any applicable Environmental Law.

                  3.22 Accounts Receivable. (a) Except as set forth in Section
3.22 of the Disclosure Schedule, the accounts receivable of the Company reflected on the Company's financial statements delivered to the Purchaser prior to the execution of this Agreement, all accounts receivable arising subsequent to May 31, 1997 and the Accounts Receivable (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim,
(iv) do not represent obligations for goods sold on consignment, on approval or subject to any repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company.

                  3.23 Inventory. All inventory of the Company reflected on the Company's balance sheet as of May 31, 1997 included in the financial statements of the Company previously delivered to Purchaser consisted and the Inventory consists, of a quality and quantity usable and salable in the ordinary course of business without discount, loss or markdown. Except as disclosed in Section 3.23 of the Disclosure Schedule, all items included in the Inventory are the property of the Company free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by the Company on consignment from others, and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

                  3.24 Disclosure. All material facts regarding the Company, its business and the Assets have been disclosed to Purchaser by Sellers and the Company in or in connection with this

Agreement. No representation or warranty by or on behalf of Sellers or the Company contained in this Agreement, and no statement contained in Schedules 1.1 or 1.2 hereto or in any certificate, list or other writing furnished to Purchaser by or on behalf of Sellers or the Company pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller as follows:

                  4.1 Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon execution and delivery thereof by Purchaser, the Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

                  4.2 No Violation, Etc. The execution and delivery by Purchaser of this Agreement and the Transaction Documents to which it is a party does not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of or default under, or result in any Person having the right to terminate or modify, (i) the certificate of incorporation or by-laws of Purchaser, (ii) any note, bond, mortgage or other Contract, commitment or arrangement to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any Order or Laws applicable to Purchaser or to any of the property or assets of Purchaser. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

                  4.3 Financial Statements. The financial statements contained in Parent's Forms 10-KSB or Forms 10-QSB filed with the Securities and Exchange Commission ("SEC") since May 31, 1995 fairly present the financial condition, results of operations, changes in stockholders' equity and cash flow of the Parent on a consolidated basis as of the respective dates hereof and for the respective periods covered thereby (subject in the case of interim financial statements to year-end adjustments).

                  4.4 Disclosure. Parent's annual report on Form 10-KSB as of September 30, 1997 discloses all material facts regarding Parent as of the date thereof. No representation or warranty of Purchaser or Parent contained in this Agreement and no statement contained in any certificate or other writing (other than any documents prepared by or in cooperation with, or based (in whole or in part) on information provided by Sellers or the Company or their respective agents) furnished to Sellers or the Company by or on behalf of Parent or Purchaser pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

                                   PUT OPTION


                  5.1 Put Option

                  (a) During the time period commencing on June 30, 1998 and ending on the 18th monthly anniversary hereof, each Seller shall be entitled to require Parent to purchase any or all of the shares of Parent Common Stock constituting the Stock Portion at a purchase price (the "Exercise Price") equal to $4.50 per share (subject to adjustment as set forth in Section 5.1(b)) by giving Parent notice in writing. Upon receipt of such notice from any Seller, the Company shall within 90 days pay the aggregate purchase price for the shares requested to be purchased by such Seller against delivery of the share certificates therefor duly endorsed in blank; provided that such purchase price shall be payable within 45 days of such request if the aggregate purchase price payable with respect to such request plus all other requests by any Seller pursuant to this Section 5.1 made within the 90-day period immediately preceding such request is an amount less than $500,000.

                  (b) If at any time the Parent Common Stock is divided into a greater number of shares or a dividend or other distribution is paid to holders of the Parent Common Stock in the form of shares of Parent Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced. If at any time the Parent Common Stock is combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

                                   ARTICLE VI

                          NON-COMPETE; NO SOLICITATION

                  6.1 Non-Compete. For a period of (i) two (2) years following the date hereof (the "Restricted Period"), neither Sellers nor the Company will directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with (i) any business or enterprise engaged within any portion of the United States (whether or not such business is physically located within the United States) in the design, development, manufacture, distribution, lease, rental or sale of any products, or the provision of any services, which the Company was designing, developing, manufacturing, distributing, leasing, renting, selling or providing at any time up to and including the date hereof or (ii) any business which is competitive with the business carried on or planned by Purchaser following the date hereof; provided that the foregoing restriction shall not be construed to prohibit the ownership by any Seller of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market; provided, further, that such ownership represents a passive investment and that neither such Seller nor any group of persons including such Seller in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

                  6.2 No Solicitation. During the Restricted Period, neither the Seller nor the Company shall directly or indirectly, whether for their own account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were either customers of the Company prior to the date hereof or of Purchaser or any of its Affiliates following the date hereof, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates. Each of Seller and the Company further agrees that during the Restricted Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an officer or consultant of Purchaser at any time during the Restricted Period was employed by Purchaser, to terminate his or her employment relationship with Purchaser or any such Affiliate or to become employed by Seller or the Company or any individual or entity by which any Seller is employed or (ii) interfere in any other way with the employment, or other relationship, of any officer or consultant of Purchaser or any of its Affiliates.

                                   ARTICLE VII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                  7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of Sellers or the Company or any right of any party hereto (whether or not exercised) to investigate the accuracy of the representations and warranties of any other party hereto contained in this Agreement, Seller and the Company, on the one hand, and Purchaser, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. None of the representations and warranties of Parent, Purchaser, Seller or the Company contained in this Agreement shall survive the date hereof (other than the representations and warranties contained in Articles III and IV hereof, which shall survive the execution of this Agreement for a period of one (1) year). The covenants and agreements contained in this Agreement shall survive the execution of this Agreement for the period of time specified or, if not specified, indefinitely.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  8.1 Indemnification.

                           (a) Each of the Sellers and the Company shall jointly
and severally indemnify Purchaser and the officers, directors, employees, agents and Affiliates of Purchaser (the "Purchaser Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses (after giving effect to any net proceeds from insurance actually received by the Indemnified Parties) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) a breach of any of the representations or warranties contained in Article III or nonfulfillment of or failure to perform any covenant or agreement on the part of any Seller or the Company contained in this Agreement, or (ii) the operation of the Company's business or the use or ownership of the Acquired Assets on or prior to the date hereof; provided that if and to the extent that any indemnification hereunder is finally determined by a court of competent jurisdiction to be unenforceable, Sellers and the Company shall make the maximum contributions to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable laws.

                           (b) Each of Parent and Purchaser shall jointly and
severally indemnify the Company and the officers, directors, employees, agent and Affiliates of the Company (the

"Seller Indemnified Parties" and together with the Purchasers Indemnified Parties, the "Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses (after giving effect to any net proceeds from insurance actually received by the Indemnified Parties) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) a breach of any of the representations or warranties contained in Article IV or nonfulfillment of or failure to perform any covenant or agreement on the part of Parent or Purchaser contained in this Agreement, or (ii) the operation of the Company's business or the use or ownership of the Acquired Assets after the date hereof; provided that if and to the extent that any indemnification hereunder is finally determined by a court of competent jurisdiction to be unenforceable, Parent and Purchaser shall make the maximum contributions to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable laws.

                  8.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.1 will be asserted and resolved as follows:

                  (b) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  (c) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim under Section 8.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (e) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities laws, by separate agreement (including, without limitation, under the Transaction Agreements) or otherwise.

                                   ARTICLE IX

                            EMPLOYEE BENEFITS MATTERS

         9.1 Hiring of Employees. The Purchaser has determined to offer employment to those employees of the Company identified in Section 9.1 of the Disclosure Schedule on such terms and conditions as shall be mutually agreeable to the Purchaser and such employees. All such employees who accept such employment with the Purchaser are hereinafter referred to as the "Transferred Employees." Sellers and the Company shall use their reasonable best efforts to assist the Purchaser in hiring such employees, and shall not offer employment (or arrange to have another Person or firm offer employment) to any such employee without the prior written consent of the Purchaser.

         9.2 Cessation of Transferred Employees Participation in Benefit Plans. Effective as of the date hereof, Sellers and the Company shall take all such action as may be necessary to cause all Transferred Employees to cease to participate in all Benefit Plans.

         9.3 No Assumption of Benefit Plans or Funds Therefrom. The Purchaser shall neither adopt, maintain, contribute to, nor become a sponsoring employer of, nor have any other obligations, responsibilities or Liabilities whatsoever thereunder or with respect to, any Benefit Plans, and neither the Purchaser nor the Plans maintained, sponsored or contributed to by the Purchaser shall accept payments, contributions (whether in the form of rollover contributions or otherwise), or funds of any type from, with respect to, or on behalf of, any Benefit Plans.

         9.4 Sellers, and the Company's Retention of Employment and Benefits Liability. Sellers and the Company shall be solely responsible for, and shall jointly and severally indemnify each Purchaser against, any and all Liabilities which have arisen or may arise in connection with (i) any Benefit Plan, including, but not limited to, Liabilities arising from prohibited transactions, income or excise tax assessments, participant benefit claims, fiduciary conduct, Governmental Authority claims or proceedings, Title IV of ERISA, or any other Liabilities whatsoever, (ii) any and all Liabilities which have arisen or may arise in any way whatsoever from the employment (or service, as the case may be), compensation or benefits of any director, officer, employee, agent, or independent contractor (including former directors, officers, employees, agents, or independent contractors) of the Company or of any predecessor or Affiliate of the Company, or the termination thereof (including, but not limited to, claims arising in connection with employees or former employees who are not employed by the Purchaser, for any reason, as of the date hereof pursuant to Section 9.1 hereof), (iii) any liability or obligation arising out of or relating to any act or omission by such director, officer, employee, agent, or independent contractor (including former directors, officers, employees, agents, or independent contractors) of the Company or of any predecessor or Affiliate of the Company or Sellers, including, but not limited to, any violation of or non-compliance with or obligation arising under any applicable law respecting employment, compensation or benefits, and (iv) any and all costs, Liabilities and obligations for severance pay, accrued vacation pay, sick pay, medical benefits, and any other compensation or benefits relating to any period of employment or service of any kind with the company or any predecessor or Affiliate of the Company, except to the extent specifically included in Assumed Liabilities. In addition, Sellers and the Company shall be responsible for providing continuation health coverage under Part 6 of Subtitle B of Title I of ERISA with respect to (i) any employees of the Company (or former employees, as the case may be) not employed by the Purchasers pursuant to
Section 9.1 hereof as of the date hereof, and (ii) any Transferred Employee not covered under, or who may be affected by any pre-existing condition clause contained in, any group health plan that may be established by the Purchasers, in their discretion.

         9.5 No Employee Rights. Nothing in this Article IX express or implied shall confer upon any Transferred Employee or other Person or legal representative thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement.


                                    ARTICLE X

                           INVESTMENT REPRESENTATIONS

                  10.1 Investment Representations.

                           (a) Each of the Sellers and the Company represents to
Purchaser that it is its present intention to acquire the Parent Common Stock issued as part of the Stock Portion for its own account (and it will be the sole beneficial owner thereof) and that such shares of Parent Common Stock are being acquired by it for the purpose of investment and not with a view to distribution or resale thereof. Each of the Sellers and the Company further represents that it understands and agrees that, until registered under the Securities Act of 1933, as amended (the "Securities Act"), or transferred pursuant to the provisions of Rule 144 or Rule 144A as promulgated by the Securities and Exchange Commission, all certificates evidencing any of the Shares of Parent Common Stock, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale. These securities may not be offered for sale or transferred in the absence of an effective registration statement covering such shares under such Act and any applicable state securities laws, unless, in the opinion of counsel of the holder reasonably satisfactory to Swissray, an exemption from registration thereunder is applicable to the proposed transaction."

                           (b) Each of the Sellers and the Company acknowledges
that the shares of Parent Common Stock issued as part of the Stock Portion have not been registered under the Securities Act or applicable state securities laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and such laws. Each of the Seller and the Company further acknowledges that the Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom.

                           (c) Each of the Sellers and the Company represents
that it, either alone or with its representative, has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of its investment. Each of the Sellers and the Company has received and reviewed all information it has requested from Parent (financial or otherwise), and it has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, Parent and the business and prospects of Parent which it deems necessary to evaluate the merits and risks related to the investment in the Securities. Each of the Sellers and the Company is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. ARTICLE XI

                                   DEFINITIONS

                  11.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Accounts Receivable" has the meaning ascribed thereto in
Section 1.1.

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental Authority investigation or audit.

                  "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, ((b) any other Person that owns or controls (i) 5% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates,) or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                  "Acquired Assets" has the meaning ascribed thereto in Section 1.1.

                  "Acquired Intellectual Property" has the meaning ascribed thereto in Section 3.9.

                  "Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                  "Assumed Liabilities" has the meaning ascribed thereto in
Section 1.2.

                  "Assumption Agreement" has the meaning ascribed thereto in
Section 2.1.

                  "Benefit Plan" means any Plan, existing at the date hereof or prior thereto, established or to which contributions have at any time been made by the Company or any of its Affiliates, or any predecessor of any of the foregoing, or under which any employee, former employee or director of the Company or any of its Affiliates or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  "Bill of Sale and Assignment Agreement" has the meaning ascribed thereto in Section 2.1.

                  "Books and Records" means all files, documents, instruments, papers, books and records relating to the Company's business, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Contracts, licenses, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans.

                  "Business Contracts" has the meaning ascribed to it in Section 1.1.

                  "Business Permits" has the meaning ascribed to it in Section 1.1.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Washington are authorized or obligated to close.

                  "Cash Equivalents" has the meaning ascribed thereto in Section 1.1.

                  "Cash Portion" has the meaning ascribed thereto in Section
1.3.

                  "Claim Notice" means written notification pursuant to Section 8.2(a) of (i) a Third Party Claim as to which indemnity under Section 8.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Party and (ii) the Indemnified Party's claim against the Indemnifying Party under Section 8.1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning ascribed to it in the forepart to this Agreement.

                  "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of an Indemnity Notice.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any Subsidiary, or any predecessor of any of the foregoing.

                  "Environmental Laws" means any and all laws, statutes, ordinances, orders, common law, codes, rules, regulations, permits, authorizations, licenses, policies, guidance documents, judgments, decrees, injunctions, or agreements with any governmental or regulatory authority, relating to the protection of health or the environment, worker or public health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release, spilling, leaking, emitting, discharging, leaching, dumping, disposal of or exposure to any Hazardous Substance, whether now existing or subsequently amended or enacted.

                  "Exercise Price" has the meaning ascribed thereto in Section 5.1.

                  "Excluded Assets" has the meaning ascribed thereto in Section 1.1.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                  "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Indemnified Party" has the meaning ascribed to it in Section 8.1.

                  "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

                  "Indemnity Notice" means written notification pursuant to
Section 8.2(c) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                  "Intangible Personal Property" has the meaning ascribed thereto in Section 1.1

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  "Inventory" has the meaning ascribed to it in Section 1.1.

                  "Law" means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

                  "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingencies), known or unknown, fixed or otherwise, or whether due or to become due).

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance or restriction or adverse claim of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation fees and expenses of attorneys incurred in connection with (i) the investigation or defense of any Third Party Claims or
(ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise). Also included within the meaning of Loss shall be the diminution in value of Purchaser's interests in the Company.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

                  "Other Assets" has the meaning ascribed thereto in Section
1.1.

                  "Parent" means Swissray International Inc., a New York corporation.

                  "Parent Common Stock" means common stock, $.01 par value of Parent.

                  "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

                  "Permitted Lien" means any mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, and other imperfections of title or encumbrances, if any, which, either in any case or in the aggregate, are not substantial in amount, do not materially detract from the value or marketability of the property subject thereof and do not impair the operation of the Company's business.

                  "Person" or "person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  "Prepaid Expenses" has the meaning ascribed thereto in Section 1.1.

                  "Purchase Price" has the meaning ascribed thereto in Section 1.3.

                  "Purchaser" has the meaning ascribed to it in the forepart to this Agreement.

                  "Purchaser Indemnified Party" has the meaning ascribed to it in Section 8.1.

                  "Registration Rights Agreement" has the meaning ascribed thereto in Section 2.1.

                  "Resolution Period" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

                  "Restricted Period" has the meaning ascribed thereto in
Section 6.1.

                  "Retained Liabilities" has the meaning ascribed thereto in
Section 1.2.(b)

                  "SEC" has the meaning ascribed thereto in Section 4.3.

                  "Securities Act" has the meaning ascribed to it in Section
10.1.

                  "Seller Employment Agreements" has the meaning ascribed to it in Section 2.1.

                  "Seller Indemnified Party" has the meaning ascribed to it in
Section 8.1

                  "Sellers" has the meaning ascribed to it in the forepart to this Agreement.

                  "Shared Accounts" has the meaning ascribed to it in Section
1.3.

                  "Stock Portion" has the meaning ascribed to it in Section 1.3.

                  "Tangible Personal Property" has the meaning ascribed thereto in Section 1.1.

                  "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed with any Governmental Authority for purposes of a particular Tax.

                  "Third Party Claim" has the meaning ascribed to it in Section 8.2.

                  "Transaction Documents" means the Seller Employment Agreements, the Bill of Sale and Assignment Agreement, the Assumption Agreement, the Intellectual Property Assignment Agreement, and any other support, consulting or service agreement reasonably requested by Purchaser to be entered into by the Company on or prior to the date hereof, each of the foregoing in form and substance satisfactory to Purchaser, and any other agreements to be entered into in connection with the transactions contemplated by this Agreement.

                  "Transferred Employee" has the meaning ascribed thereto in
Section 9.1.


                  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified

Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 Expenses. Each party shall bear its own expenses in connection with the transactions contemplated hereby, except that Purchaser shall pay all sales, use, stamp, transfer, service, recording and similar taxes or fees, if any, payable in connection with the consummation of the transactions contemplated hereby and by the transactions contemplated hereby up to the amount of $5,000 in the aggregate and thereafter Purchaser and the Company shall equally share any such taxes.

                  12.2 Binding Effect. The representations, warranties, covenants and agreements of each party to this Agreement shall be binding upon, and any action for a breach thereof may be brought against, such party and its respective heirs, successors and assigns.

                  12.3 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  12.4 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by or on behalf of each of the parties hereto.

                  12.5 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  12.6 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third party beneficiary rights upon any other Person other than any Person entitled to indemnity under
Article VIII.

                  12.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  12.9 Arbitration. The parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement (including, but not limited to, claims for indemnification). All such disputes and controversies shall be determined and adjudged by the decision of a sole arbitrator selected by the American Arbitration Association (or any other mutually agreed upon body) upon application made to it for such purpose by either party hereto. The arbitration procedure shall take place in Seattle, Washington or such other place as the arbitrator determines more appropriate, and shall reach and render a decision in writing with respect to the amount, if any, of payment respecting the disputed matter. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of their own experts, evidence and counsel's fees.

                  12.10 Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages and costs (including reasonable attorneys' fees), will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that any remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

                  12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto either individually or by their duly authorized representatives have caused this Agreement to be executed and delivered in their respective names as of the date and year first above written.


                                       SWISSRAY MEDICAL SYSTEMS, INC.


                                       By: /s/ Ueli Laupper
                                          -------------------------------------
                                          Name: Ueli Laupper
                                          Title: Director and Vice President


                                       SERVICE SUPPORT GROUP LLC


                                       By: /s/ Gary Durday
                                          -------------------------------------
                                          Name: Gary Durday
                                          Title: President and CFO


                                       GARY L. DURDAY

                                       /s/ Gary Durday
                                       ----------------------------------------


                                       MICHAEL E. HARLE

                                       /s/ Michael Harle
                                       ----------------------------------------


                                       KENNETH R. MONTLER


                                       /s/ Kenneth Montler
                                       ----------------------------------------